UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 ENDOVASC, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 NEVADA                                 76-0512500
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

       550 CLUB DRIVE, SUITE 440
           MONTGOMERY, TEXAS                              77316
(Address of Principal Executive Offices)                (Zip Code)

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction  A.(c),  check  the  following  box.
[ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction  A.(d),  check  the  following  box.
[X]

  Securities Act registration statement file number to which this form relates:
                                      N/A

   Securities to be registered pursuant to Section 12(b) of the Exchange Act:
                                      None

   Securities to be registered pursuant to Section 12(g) of the Exchange Act:

               SERIES NDC COMMON STOCK, $.001 PAR VALUE PER SHARE

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     Pursuant to the Certificate of Incorporation of Endovasc, Inc. (the "Company") the Board of Directors of the Company have adopted the Designations, Preferences, Limitations and Relative Rights of the Series NDC Common Stock, $.001 par value per share, set forth in Exhibit 3.1 attached hereto. The following description should be read in conjunction with, and is qualified in its entirety by reference to, the Certificate of Designations, Preferences, Limitations and Relative Rights.

     General: All outstanding shares of the Series NDC Common Stock are fully paid and non-assessable. Each share of the Series NDC Common Stock has identical rights, preferences, privileges and restrictions as the Company's Common Stock, $.001 par value per share, except that the dividends, distributions and other rights will be determined by the performance of, and rights upon liquidation will be limited to, the Company's nutraceutical business, including the Company's wholly owned subsidiary Nutraceutical Development Corporation. The nutraceutical business presently consists of the license of certain patents, licenses and other rights relating to an angiogenics preparation to a third person for the development and marketing of nutraceutical products. Revenues consist entirely of the license fees and royalties under such license.

     Voting: All shares of Series NDC Common Stock are entitled to one vote on any matter to be voted on by the stockholders of the Registrant and shall vote together with Common Stock, except as provided by law. There is no provision in the Certificate of Incorporation, as amended, permitting cumulative voting. Under the Certificate of Incorporation, as amended, and the laws of the State of Nevada, only the affirmative vote of the holders representing a majority of the outstanding voting power of the Common Stock and Series NDC Common Stock entitled to vote will be required to amend the Certificate of Incorporation.

     Dividends and Distributions: Each share of Series NDC Common Stock will be entitled to receive dividends and other distribution in cash, stock or property based on the Company's nutraceutical business. In the event of the sale of any part of the nutraceutical business, the holders of the Series NDC Common Stock will be entitled to receive a dividend, if declared by the Board of Directors in the amount of the net proceeds from such sale. In the event of a sale of the entire nutraceutical business, the Series NDC Common Stock will be redeemed for the net proceeds from such sale.

     Liquidation: Each share of the Series NDC Common Stock will be entitled to a pro rata share of the asset value of the Company's nutraceutical assets upon the liquidation of the Company.

     Mergers or Consolidation: Upon the merger or consolidation of the Company, each share of Series NDC Common Stock will be converted to shares of Common Stock on the date immediately preceding such event in the ratio of the liquidation value of the Series NDC Common Stock to the liquidation value of the Common Stock. As so converted, the holders of the Series NDC Common Stock shall be entitled to receive an amount per share on the same basis as the holders of the Common Stock in the event of a merger or consolidation.

     Preemptive Rights: None of the Series NDC Common Stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of the Company of any class or any other securities convertible into any class of the Company's shares.

ITEM  2.  EXHIBITS.

     The following exhibits are filed as part of this registration statement:

     ---------------------------------------------------------------------------------------
     EXHIBIT NO.                                DESCRIPTION
     ---------------------------------------------------------------------------------------
     ---------------------------------------------------------------------------------------

     ---------------------------------------------------------------------------------------
         4.1      Certificate of Designations, Preferences, Limitations, and Relative Rights
                  of the Series NDC Common Stock, $.001 par value per share.
     ---------------------------------------------------------------------------------------

     ---------------------------------------------------------------------------------------
         4.2      Specimen Certificate for the Series NDC Common Stock, $.001 par value per share.
     ---------------------------------------------------------------------------------------


                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                ENDOVASC, INC.


Date:  September 15, 2003                       By:
                                                     ---------------------------

                                     EXHIBIT INDEX

---------------------------------------------------------------------------------------
EXHIBIT NO.                              DESCRIPTION
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
     4.1     Certificate of Designations, Preferences, Limitations, and Relative Rights
             of the Series NDC Common Stock, $.001 par value per share.
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
     4.2     Specimen Certificate for the Series NDC Common Stock, $.001 par value per share.
---------------------------------------------------------------------------------------